NUMBER

1172

SHARES

Southern Sauce Company, Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

PAR VALUE $ .001

CUSIP ~~84379P 10 1~~

SEE REVERSE FOR CERTAIN DEFINITIONS

COMMON STOCK

s p e c i m e n

CUSIP 84379P-20-0

THIS CERTIFIES THAT

Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of Southern Sauce Company, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. **Witness** the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Countersigned:
Florida Atlantic Stock transfer, Inc.
7130 Nob Hill Road
Tamarac, Fl 3321
Transfer agent

Dated:

Southern Sauce Company, Inc. CORPORATE SEAL FLORIDA

President

Secretary